UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
June 15, 2006
Date of Report (Date of earliest event reported)
VIAD CORP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-11015 (Commission File Number)	36-1169950 (IRS Employer Identification No.)

1850 North Central Avenue, Suite 800, Phoenix, Arizona (Address of principal executive offices)	85004-4545 (Zip Code)
Registrant’s telephone number, including area code: (602) 207-4000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On June 15, 2006, Viad Corp (the “Company”) entered into a $150,000,000 Amended and Restated Credit Agreement with the lenders named in the agreement, JPMorgan Chase Bank, National Association, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, Bank of America, N.A. and KeyBank National Association, as Co-Documentation Agents, and J.P. Morgan Securities Inc., as Lead Arranger and Bookrunner (the “Amended Credit Agreement”). The Amended Credit Agreement amends and replaces in its entirety the Company’s $150,000,000 Credit Agreement dated as of June 30, 2004 (“Original Credit Agreement”). The Amended Credit Agreement provides for a $150 million revolving credit facility. The credit facility may, under the Amended Credit Agreement, be increased up to an additional $75 million under certain circumstances. The Amended Credit Agreement extends the term of the credit facility from June 2007 to June 2011. The restrictive covenants in the Amended Credit Agreement are generally less restrictive than under the Original Credit Agreement (such as increased dollar values of stock repurchases, dividends and acquisitions permitted without the consent of the lenders). The credit facility fees incurred by the Company for borrowing, and on the unused amount of the credit facility, have been reduced. A copy of the Amended Credit Agreement is attached hereto as Exhibit 4 and is incorporated by reference herein.
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (c) Exhibits
4	—	Copy of $150,000,000 Amended and Restated Credit Agreement (senior secured facility) dated as of June 15, 2006.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIAD CORP (Registrant)
June 19, 2006	By	/s/ G. Michael Latta
G. Michael Latta
Vice President - Controller (Chief Accounting Officer and Authorized Signer)